Exhibit 10.9

Supply Agreement

Party A: Tianjin Boai Pharmaceutical Co, Ltd. (hereinafter referred to as “Party A”) Party B: Tianjin Pengda Printing Adhesive Products Factory (hereinafter referred to as “Party B”)

Tianjin Boai Pharmaceutical Co, Ltd. have entrusted Tianjin Pengda Printing Adhesive Products Factory with supplies of the goods needed for production. To ensure the smooth progress of providing supplies, the parties hereby agree on and sign this agreement as follows:

1.

Party A should provide the Plan Supply needed for production which includes supply time and supply amount to Party B on time. If any exceptional case exists, Party A should notice Party B in the manner of plan provided or telephone notification 2 days ahead of the due time.

2.

Party B should provide supplies to Party A according to the supply time, supply amount appointed by Party A, moreover Party B should ensure timely supplies and the quality and quantities of their supplies.

3.	With regard to the quality of materials, please refer to “Quality Assurance Agreement”.

4.	This agreement takes effect after the signatures and seals by the parties.

Party A: Tianjin Boai Pharmaceutical Co, Ltd.	Party B: Tianjin Pengda Printing Adhesive Products Factory

Legal person or legal representative:	Legal person or legal representative:

Seal of Tianjin Boai Pharmaceutical Co, Ltd.	Seal of Tianjin Pengda Printing Adhesive Products Factory

Date of Signature (Seal): Jan. 6, 2010	Date of Signature (Seal): Jan. 6, 2010